Exhibit 10.13

December 26, 2008

Michael Barrow

42311 Gold Cup Lane

Murrieta, California 92562

Dear Mike:

Reference is made to the letter dated March 28, 2008 from International Rectifier Corporation (the “Company”) to you regarding your terms of employment (the “Offer Letter”).

The purpose of this letter is to supplement the terms of the Offer Letter to include terms and conditions designed to make any payments pursuant to the Offer Letter compliant with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto) (“Section 409A”).

Your Offer Letter is hereby modified as follows:

1.             International Rectifier’s Executive Relocation Package Benefits.  ..  Notwithstanding anything to the contrary in your Offer Letter, in order to be eligible for the benefits pursuant to the International Rectifier Executive Relocation Package, as supplemented by your Offer Letter, you must be employed by the Company on the date any reimbursements for eligible expenses are paid.  In addition, any gross-up payment due to you shall be made by the end of the taxable year following the taxable year in which you remitted the taxes to which the gross-up relates.

Except as modified hereby, your Offer Letter remains unmodified.  Please indicate your agreement with the foregoing by signing where indicated below.

Regards,

INTERNATIONAL RECTIFIER CORPORATION

By:
Its: Assistant Secretary

Acknowledged and agreed:

Michael Barrow
Date: